Exhibit 99.3

On September 6, 2022, Equillium, Inc., or Equillium, Equillium Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Equillium, or Acquisition Sub, Triumph Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquisition Sub, or Merger Sub, and Metacrine, Inc., a Delaware corporation, or Metacrine, entered into an Agreement and Plan of Merger, or the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into Metacrine, or the Merger, whereupon the separate corporate existence of Merger Sub will cease, with Metacrine continuing as the surviving corporation of the Merger as a wholly-owned indirect subsidiary of Equillium.

Risk Factors Relating to the Pending Merger

The Merger may not be completed on the terms or timeline currently contemplated, or at all. Equillium stockholders and Metacrine stockholders will be subject to a number of material risks if the Merger is not completed.

The consummation of the merger is subject to numerous conditions, including the adoption of the Merger Agreement by the holders of a majority of Metacrine’s outstanding common stock at a meeting of Metacrine’s stockholders, the approval of the issuance of shares of Equillium common stock by the majority of the votes cast at a meeting of the Equillium stockholders (provided that a quorum exists), the effectiveness of a registration statement on Form S-4, Metacrine’s net cash at the closing of the Merger, or the Closing, being no less than $23,000,000, and other customary closing conditions.

If the Merger is not completed for any reason, including the failure to complete the Merger by January 2, 2023 (or such later date to which such date may be extended in accordance with the terms of the Merger Agreement), the price of Equillium common stock and/or the price of the Metacrine common stock may decline to the extent that the market price of Equillium common stock or Metacrine common stock, as applicable, reflects or previously reflected positive market assumptions that the Merger would be completed and the related benefits would be realized. In addition, Equillium and Metacrine have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Merger. These expenses must be paid regardless of whether the Merger is consummated. If the Merger is not consummated because the Merger Agreement is terminated, Equillium may be required under certain circumstances to pay Metacrine a termination fee of $1,750,000 or Metacrine may be required under certain circumstances to pay Equillium a termination fee of $1,250,000. There is no assurance that the Merger will be consummated. If the Merger is not timely completed, Equillium and Metacrine may have to materially alter their respective business plans, including pausing and/or terminating their current and planned clinical trials and the development of their respective product candidates.

The Merger may be completed even if certain events occur prior to the Closing that materially and adversely affect Metacrine and Equillium.

In general, either party can refuse to complete the Merger if there is a material adverse change affecting the other party between the signing date of the Merger Agreement and the Closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could have a material adverse effect on Equillium and Metacrine, including, subject to certain exceptions, among others:

•	changes or conditions generally affecting the industries in which Equillium or Metacrine, as applicable, operate;

•	general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

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any failure, in and of itself, by Equillium or Metacrine, as applicable, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

•	the public announcement or pendency of the transactions contemplated hereby;

•	any change, in and of itself, in the market price or trading volume of Equillium’s or Metacrine’s, as applicable, securities or in its credit ratings;

•	any change in applicable law, regulation or GAAP

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation,

•	any hurricane, tornado, flood, earthquake or other natural disaster

•	any epidemic, pandemic or disease outbreak (including Covid-19) and any action by a governmental entity in response thereto;

•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated thereby

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any adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to Equillium’s or Metacrine’s, as applicable, product candidates that are not reasonably expected to materially affect the likelihood or timing of FDA approval;

•	any change or modification to any development program of Equillium; or

•	any taking of any action required pursuant to the Merger Agreement, or not required by the Merger Agreement but taken at the written request of the other party.

If one or more material adverse changes occur and Metacrine and Equillium still complete the Merger, the stock price of the combined company following the Closing may suffer. This in turn may reduce the value of the shares of Equillium common stock to the stockholders of the combined company.

The exchange ratio will not be determined until shortly prior to the date of Closing and Equillium and Metacrine stockholders may not know the number of shares to be issued in the Merger or the exchange ratio at the time of the stockholder special meetings.

In connection with the Merger, all of the issued and outstanding shares of Metacrine common stock, will be cancelled and converted into the right to receive consideration per share consisting of (i) the exchange ratio, or the Exchange Ratio, determined by dividing (x) (a) 125% of Metacrine’s net cash as of the Closing, or the Upfront Merger Considerations, divided by (b) the price per share of Equillium common stock determined based on the 10 day trading volume weighted average price per share of Equillium common stock calculated 10 trading days prior to the Closing date, provided that in no event will the price per share of Equillium common stock, or the Equillium Stock Price, be less than $2.70 or greater than $4.50, by (y) the aggregate fully diluted shares of Metacrine, or Metacrine’s Closing Capitalization, plus (ii) any cash payable in lieu of fractional shares of Equillium common stock.

The Exchange Ratio is adjustable, as described above, and the price per share of Equillium common stock may be subject to change prior to, during and following the period during which the price per share of Equillium common stock is set for purposes of the Exchange Ratio. Changes in Metacrine’s net cash as of Closing and the price of Equillium common stock prior to the Merger, will each affect the market value of the Merger consideration that Metacrine stockholders actually receive upon the Closing. Stock price changes may result from a variety of factors (many of which are beyond Metacrine’s and Equillium’s control), including the following factors:

•	changes in Equillium’s and Metacrine’s respective businesses, operations, financial position or prospects;

•	changes in market assessments of the business, operations, financial position or prospects of either company or the combined company;

•	manipulation to affect the Exchange Ratio leading up to the Closing;

•	market assessments of the likelihood that the Merger will be completed;

•	interest rates, general market, political and economic conditions and other factors generally affecting the price of Equillium’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments affecting the businesses of Metacrine or Equillium.

Under the Merger Agreement, there will be no adjustment to the Exchange Ratio for changes in the market price of Equillium common stock within 10 trading days of the Closing, and neither company is permitted to terminate the Merger Agreement or resolicit the vote of Equillium stockholders or Metacrine stockholders solely because of changes in the market price of either company’s stock. You are encouraged to obtain current market quotations for shares of Metacrine common stock and for shares of Equillium common stock before voting.

Because the Merger will be completed after the date of the respective special stockholder meetings, if the special stockholder meeting occurs prior to the finalization of the Closing net cash or more than 10 trading days prior to the Closing, at the time of the applicable special stockholder meeting, the Equillium or Metacrine stockholders may not know the Exchange Ratio or the exact market value of the Equillium common stock that Metacrine stockholders will receive upon completion of the Merger.

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subject to the $4.50 per share ceiling, if the 10-day volume weighted average price per share of Equillium common stock increases after the special stockholder meeting but during the window used for determining the Exchange Ratio, Metacrine stockholders can expect to receive less shares of Equillium common stock; and

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subject to the $2.70 per share floor, if the 10-day volume weighted average price per share of Equillium common stock decreases after the special stockholder meeting but during the window used for determining the Exchange Ratio, Metacrine stockholders can expect to receive more shares of Equillium common stock.

For illustrative purposes only, we have calculated the potential number of shares Equillium would issue in connection with the Closing based on the assumptions and sensitivity analysis set forth herein. Based on (1) an Upfront Merger Consideration of $33.3 million, which assumes that Metacrine’s net cash at Closing is approximately $26.7 million based on current projections of Metacrine’s net cash assuming the Closing occurs on December 15, 2022, or the Assumed Net Cash, and (2) a price per share of Equillium common stock of $2.70, which is also the floor price per share of Equillium common stock, or the Floor Price, Equillium would issue 12,350,633 shares. Keeping the Assumed Net Cash constant, and assuming an Equillium Stock Price of $4.50, which is also the ceiling Equillium Stock Price, or the Ceiling Price, Equillium would issue 7,410,380 shares. Keeping the Assumed Net Cash constant, a $0.25 decrease from the Ceiling Price would increase the number of shares Equillium issues at the Closing by 435,904. Keeping the Assumed Net Cash constant, a $0.25 increase from the Floor Price would increase the number of shares Equillium issues at the Closing by 1,046,664. Keeping Equillium Stock Price constant, a $1 million increase or decrease in the Assumed Net Cash would increase or decrease, respectively, the number of shares to be issued by Equillium by 462,963 shares. We encourage you to obtain current market quotations of Equillium common stock and consider the foregoing risk before voting.

Failure to complete the Merger could negatively affect the stock prices and the future business and financial results of Equillium and Metacrine.

If the Merger is not completed, the ongoing businesses of Equillium and Metacrine may be adversely affected and Equillium and Metacrine will be subject to several risks, including the following:

•	the possibility that Equillium may be required to pay Metacrine a termination fee of $1,750,000, if the Merger is terminated under qualifying circumstances described in the Merger Agreement;

•	the possibility that Metacrine may be required to pay Equillium a termination fee of $1,250,000 under qualifying circumstances described in the Merger Agreement;

•	the incurrence of costs and expenses relating to the proposed Merger, such as financing, legal, accounting, financial advisor, filing, printing and mailing fees and expenses;

•	the possibility that Metacrine will be unable to find another potential strategic partner, advance its product candidates, and, as a result, elect to liquidate and dissolve its business;

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the possibility that Equillium will be unable to raise sufficient capital or enter into one or more strategic transactions to enable it to carry on its current business plan, including its current and planned clinical trials or expand its pipeline;

•	the possibility of a change in the trading price of Equillium common stock to the extent current trading prices reflect a market assumption that the Merger will be completed;

•	the possibility that Equillium or Metacrine could suffer potential negative reactions from their respective employees, partners and vendors; and

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the possibility that Equillium or Metacrine could suffer adverse consequences associated with their respective management’s focus on the Merger instead of on pursuing other opportunities that could have been beneficial to each company, in each case, without realizing any of the benefits contemplated by the Merger.

In addition, if the Merger is not completed, Equillium or Metacrine could be subject to litigation related to any failure to complete the Merger or to perform their respective obligations under the Merger Agreement.

If the Merger is not completed, Equillium and Metacrine cannot assure their stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Equillium or Metacrine.

Metacrine’s net cash at the Closing is subject to change, which could result in Metacrine Stockholders owning a smaller percentage of the combined organization and could even result in the conditions to Closing not being satisfied.

For purposes of the Merger Agreement, Metacrine cash is subject to certain reductions, including, without limitation, certain short and long term liabilities, unpaid expenses related to the Merger, the purchase of a six-year tail to Metacrine’s directors and officers liability insurance policy, and certain other unpaid obligations, including change of control payments, severance and similar payments payable to its current and former employees, the expected cost and expenses of Metacrine liability arising from legal proceedings, payments in order to terminate certain agreements, and payments (up to the unpaid deductible) under D&O insurance reasonably expected to be paid in connection with legal proceedings. In the event the amount of Metacrine’s net cash at the Closing is less than anticipated, Metacrine’s stockholders could hold a significantly smaller portion of the combined organization. Additionally, the Merger Agreement includes a closing condition that requires Metacrine deliver a minimum net cash of $23 million at the Closing. In the event that Metacrine’s net cash falls below this threshold, Equillium would not be obligated to, but may in its sole discretion elect to, consummate the Merger, which would further reduce Metacrine stockholders holding a smaller portion of the combined organization.

Equillium has the right to pursue certain strategic transactions and to issue and sell equity and convertible securities subject to certain limitations, the occurrence of which may impact Metacrine’s stockholders’ decisions to vote for the Metacrine Merger proposals.

The Merger Agreement allows Equillium to issue, sell or agree to issue or sell shares of Equillium capital stock and/or other equity and convertible securities of Equillium that in the aggregate would not equal or exceed 20% of Equillium’s outstanding capital stock, calculated as of the date of the Merger Agreement, without Metacrine’s consent. Any such issuance or sale of Equillium equity or convertible securities may result in Metacrine stockholders holding a smaller portion of the combined organization. Additionally, in limited circumstances, Equillium may enter into and consummate a strategic transaction to exclusively license or sell, or grant an option to exclusively license or sell, certain of its assets, including Equillium’s rights to develop, manufacture and commercialize EQ001 (itolizumab) without Metacrine’s consent. Should such a transaction occur, it is likely to materially impact Equillium’s stock price and its current and future business plans. Metacrine stockholders should consider these possibilities, among other things, in determining whether to vote to adopt the Merger Agreement.

Metacrine stockholders and Equillium stockholders will not be entitled to appraisal rights in the Merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under the Delaware General Corporate Law § 262(b), stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) through (c).

Equillium stockholders will not be entitled to appraisal rights in the Merger with respect to their Equillium shares. Metacrine shares are listed on Nasdaq and are expected to continue to be so listed on the record date for the Metacrine special meeting. Because holders of shares of Metacrine common stock will receive shares of Equillium common stock in the Merger and cash in lieu of fractional shares, holders of shares of Metacrine common stock will also not be entitled to appraisal rights in the Merger with respect to their shares of Metacrine common stock.

The Merger Agreement contains provisions that could discourage a potential competing acquiror of either Equillium or Metacrine or could result in any competing proposal being at a lower price than it might otherwise be.

The Merger Agreement contains “no-shop” provisions that, subject to limited exceptions, restrict Metacrine’s and Equillium’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of Equillium or Metacrine. In addition, the other party generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposals that may be made before such board of directors may withdraw or qualify its recommendation regarding the proposals described herein. In specified circumstances, Equillium or Metacrine may be required to pay a termination fee to the other party due to the termination of the Merger Agreement.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Equillium or Metacrine from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expenses that may become payable in certain circumstances.

If the Merger Agreement is terminated and either Equillium or Metacrine attempts to seek another business combination, there is no assurance that either Equillium or Metacrine, as applicable, may be able to negotiate a transaction with another party on terms comparable or better than the terms of the Merger.

The pendency of the Merger could adversely affect the business and operations of Equillium and Metacrine.

In connection with the Merger, some prospective partners of each of Equillium and Metacrine may delay or defer decisions or reduce their level of business with either or both of the companies, any of which could negatively affect the financials and business plans of Equillium and Metacrine, regardless of whether the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of Equillium and Metacrine may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions without the consent of the other party or as otherwise discussed elsewhere in these risk factors, even if such actions would prove beneficial. Any of these effects could adversely affect Equillium’s or Metacrine’s respective business prior to the completion of the Merger. Moreover, the pursuit of the Merger and the preparation for the integration of the companies may place a significant burden on the management and personnel of both companies. The diversion of management’s attention away from operating the companies in the ordinary course could adversely affect Equillium’s and Metacrine’s financial results and the advancement of their respective product candidates.

Current Equillium stockholders will have a reduced ownership and voting power in the combined company after the Merger.

After the completion of the Merger, the current securityholders of Equillium and Metacrine will own a smaller percentage of the combined company than their ownership in their respective companies prior to the Merger.

For illustrative purposes only, we have calculated the potential number of shares Equillium would issue in connection with the Closing based on the assumptions and sensitivity analysis set forth herein. Based on (1) an Upfront Merger Consideration of $33.3 million, which assumes that Metacrine’s net cash at Closing is approximately $26.7 million based on current projections of Metacrine’s net cash assuming the Closing occurs on December 15, 2022, or the Assumed Net Cash, and (2) an Equillium Stock Price equal to the Floor Price, Equillium would issue 12,350,633 shares. Keeping the Assumed Net Cash constant, and assuming an Equillium Stock Price equal to the Ceiling Price, Equillium would issue 7,410,380 shares. Keeping the Assumed Net Cash constant, a $0.25 decrease from the Ceiling Price would increase the number of shares Equillium issues at the Closing by 435,904. Keeping the Assumed Net Cash constant, a $0.25 increase from the Floor Price would increase the number of shares Equillium issues at the Closing by 1,046,664. Keeping the Equillium Stock Price constant, a $1 million increase or decrease in the Assumed Net Cash would increase or decrease, respectively, the number of shares to be issued by Equillium by 462,963 shares.

Upon completion of the Merger and based on the Assumed Net Cash and 34,352,084 shares of Equillium common stock outstanding as of September 22, 2022, we estimate that current Equillium stockholders will own between 74% and 82% of the outstanding common stock of the combined company and former Metacrine equityholders will own between 18% and 26% of the outstanding common stock of the combined company.

Equillium stockholders and Metacrine stockholders currently have the right to vote for their respective directors and on certain other matters affecting their company. If and when the Merger occurs, each Equillium stockholder will remain a stockholder of Equillium with a percentage ownership of Equillium that will be smaller than the stockholder’s percentage of Equillium prior to the Merger (without considering such stockholder’s current ownership of Metacrine shares, if any). Correspondingly, each Metacrine stockholder who receives shares of Equillium common stock will become an Equillium stockholder with a percentage ownership of Equillium that will be smaller than the stockholder’s percentage ownership of Metacrine (without considering such stockholder’s current ownership of Equillium common stock). Equillium stockholders will have less voting power in Equillium than they currently have, and former Metacrine stockholders will have less voting power in Equillium than they now have in Metacrine. Each of Equillium and Metacrine’s pre-Merger stockholders, respectively, as a group, will be able to exercise less influence over the management and policies of the combined company following the consummation of the Merger than immediately prior to the consummation of the Merger.

The market price of shares of Equillium common stock may be affected by factors different from those that historically have affected shares of Metacrine common stock and will continue to fluctuate after the Merger.

Upon completion of the Merger, holders of Metacrine common stock will become holders of Equillium common stock. Equillium’s business differs from that of Metacrine in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Equillium after the Merger, as well as the market price of shares of Equillium common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of Metacrine. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Equillium common stock, regardless of Equillium’s actual operating performance. As a result, the market price of shares of Equillium common stock may fluctuate significantly following completion of the Merger, and holders of Metacrine common stock could lose some or all of the value of their investment in Equillium common stock.

Directors and executive officers of Equillium and Metacrine have financial interests in the Merger that may be different from, or in addition to, those of other Equillium stockholders and Metacrine stockholders, which could have influenced their decisions to support or approve the Merger.

In considering whether to approve the proposals at the special meetings, Equillium and Metacrine stockholders should recognize that directors and executive officers of Equillium and Metacrine have interests in the Merger that may differ from, or that are in addition to, their interests as stockholders of Equillium and stockholders of Metacrine. The Equillium Board and the Metacrine Board were aware of these interests at the time each approved the Merger Agreement. These interests may cause Equillium’s and Metacrine’s directors and executive officers to view the Merger differently than you may view it as a stockholder. These interests include, among others, severance benefits, continued indemnification and the right to accelerated vesting. For example, Metacrine previously entered into severance and bonus agreements with certain members of management that provide them with cash severance payments, certain health insurance coverage and the acceleration of their outstanding equity awards in the event their employment is terminated in connection with a change of control of Metacrine.

The opinions obtained by the Equillium board of directors and Metacrine board of directors from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions.

The Equillium board of directors, or the Equillium Board, received a written opinion, or the VPA Opinion, dated September 6, 2022 from Vantage Point Advisors, Inc., its financial advisor, that the Merger transaction was fair, from a financial point of view, to the Equillium common stockholders, as of such date, and based on and subject to the qualifications, limitations and assumptions set forth in the VPA Opinion (including, without limitation, the accuracy and completeness of the audited and unaudited financial statements, forecasts and other information provided to it by the Equillium Board and the assurances from the Equillium Board that there were unaware of any facts or circumstances that would make the VPA Opinion incomplete or misleading). The VPA Opinion did not constitute a recommendation to the Equillium Board (or any member thereof) as to how it should vote with respect to the Merger transaction. The Metacrine board of directors, or the Metacrine Board, received a written opinion dated September 2, 2022 from MTS Securities, LLC, an affiliate of its financial advisor MTS Health Partners, LP, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by MTS Securities, LLC, as set forth in its opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Metacrine common stock (other than Excluded Shares). Changes in the operations or prospects of Equillium or Metacrine, general market and economic conditions and other factors that may be beyond the control of Equillium and Metacrine, and on which the above-described opinions were based, may alter the value of Equillium or Metacrine or the prices of shares of Equillium Common stock or Metacrine common stock by the time the merger is completed. Equillium and Metacrine have not obtained, and do not expect to request, updated opinions from their respective financial advisors. None of the above-listed opinions speak to any date other than the date of such opinion.

Risk Factors Relating to Equillium Following the Merger

Operational Risks

Equillium expects to incur substantial costs and expenses related to the Merger.

Equillium expects to incur substantial costs and expenses in connection with completing the Merger and integrating Metacrine’s business. While Equillium has assumed that a certain level of transaction and integration costs and expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration costs and expenses, including any Metacrine liabilities that arise, or become known, following the Closing. Many of the costs and expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration costs and expenses could be greater or could be incurred over a longer period of time than Equillium currently expects.

Equillium intends to enter into an arrangement to assume Metacrine’s existing debt facility and to retire Equillium’s current debt facility, which, regardless of whether such arrangement is consummated, will have a material impact on Equillium’s financials.

In connection with the Closing, Equillium intends to enter into an arrangement with Metacrine’s current lender, K2 HealthVentures LLC, to amend and assume Metacrine’s current debt facility with an outstanding principal balance of $15 million, or the K2 Debt Arrangement. If Equillium and K2 HealthVentures LLC are able to consummate the K2 Debt Arrangement, Equillium would retire its existing debt facility with Oxford Finance LLC and Silicon Valley Bank, which currently has an outstanding principal amount of $10 million, or the Existing Debt Facility. After retiring the Existing Debt Facility and as a result of the Merger, Equillium anticipates adding approximately $34 million in cash to its balance sheet at the Closing. As a condition of the K2 Debt Arrangement, K2 HealthVentures LLC may require Equillium to provide additional warrant coverage, which, if issued and exercised, would dilute both Equillium and Metacrine stockholders’ ownership in the combined organization.

There are no assurances that Equillium and K2 HealthVentures LLC will be able to agree on terms mutually acceptable to each other with respect to the K2 Debt Arrangement. If Equillium and K2 HealthVentures LLC are unable to agree on acceptable terms for the K2 Debt Arrangement, Metacrine’s existing debt facility with K2 HealthVentures LLC will be retired at the Closing. If Metacrine’s existing debt facility is retired at the Closing, Equillium would expect to add approximately $27 million in cash to its balance sheet at the Closing and continue to maintain its Existing Debt Facility.

The restrictions and obligations contained in the K2 Debt Arrangement, if consummated, may differ from those under the Existing Debt Facility and Metacrine’s existing debt facility. Equillium anticipates the terms of the K2 Debt Arrangement will subject its business to the risks normally associated with debt financing, including the following risks:

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Equillium’s cash flow may be insufficient to meet required payments of principal and interest, or require Equillium to dedicate a substantial portion of its cash flow to pay its debt and the interest associated with its debt rather than to other areas of its business;

•	it may be more difficult for Equillium to obtain additional financing in the future for its operations, working capital requirements, capital expenditures, debt service or other general requirements;

•	Equillium may be more vulnerable in the event of adverse economic and industry conditions or a downturn in its business;

•	Equillium may be placed at a competitive disadvantage compared to its competitors that have less debt;

•	Equillium may be subject to limitations with respect to its activities including certain future strategic transactions; and

•	Equillium may not be able to refinance at all or on favorable terms, as its debt matures.

If any of the above risks occurred, Equillium’s financial condition and results of operations could be materially adversely affected.

Equillium will require additional capital to fund its operations, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Equillium to delay, limit or terminate certain of its product development programs, commercialization efforts or other operations.

The development of biotechnology product candidates is capital-intensive. As Equillium conducts non-clinical research and clinical development of its product candidates, Equillium will need substantial additional funds to maintain and expand its capabilities in a variety of areas including research, clinical development, regulatory affairs, product quality assurance, and pharmacovigilance. In addition, if Equillium obtains marketing approval for any of its product candidates, Equillium expects to incur significant commercialization expenses for marketing, sales, manufacturing and distribution. Some of those commercialization investments may be made at-risk in advance of receiving an approval. Because the outcome of any preclinical study or clinical trial is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our drug candidates. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

Based on Equillium’s current operating plans, Equillium believes that its existing cash and cash equivalents, together with the cash proceeds from the Merger, will be sufficient to fund its operating expenses and capital expenditure requirements into 2024. In particular, Equillium expects the cash proceeds from the Merger, together with its existing cash and cash equivalents, will allow it to advance its clinical development plans through topline data from the EQUALISE study, interim data from its planned Phase 2 study of EQ101 in alopecia areata and interim data from its planned Phase 1 study of EQ102 in healthy volunteers as well as in subjects with celiac disease. Equillium’s operating plan may change as a result of many factors currently unknown to it, and Equillium may need to seek additional funding sooner than planned.

Until such time as Equillium can generate significant revenue from sales of its product candidates, if ever, Equillium expects to finance its cash needs through equity offerings, debt financings or other capital sources, including potentially grants, collaborations, licenses or other similar arrangements. Accordingly, Equillium will need to continue to rely on additional financing to achieve its business objectives. If Equillium is unable to raise additional capital when needed, its ability to grow and support its business and to respond to market challenges could be significantly limited, which could have a material adverse effect on its business, financial condition and results of operations. Any additional capital raising efforts may divert Equillium’s management from their day-to-day activities, which may adversely affect its ability to develop and, if approved, commercialize its current and any future drug candidates. Additional funding may not be available on acceptable terms, or at all.

If the combined company is unable to compete effectively, the results of operations of the combined company will be materially and adversely affected.

The competitors of the combined company include major pharmaceutical and biotechnology companies, academic institutions, government agencies, public and private research institutions, and smaller or early stage companies, of which many are well-capitalized. The competitiveness of the combined company, is based on factors including the efficacy, safety and convenience of our product candidates, our combined ability to raise capital and enter into strategic transactions, and recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials. If the combined company is unable to compete based on such factors, the combined company’s results of operations and business prospects could be harmed.

The combined company will have numerous product candidates and two discovery platforms and will need to prioritize its research programs and focus development of its product candidates on the potential treatment of certain indications. As a result, the combined company may forego or delay pursuit of opportunities with other indications or for any future product candidates that later prove to have greater commercial potential. The resource allocation decisions of the combined company may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Such failure may result in the combine company being unable to raise additional capital to continue to fund its existing programs and operations, and could lead to stockholders losing all or substantially all of their investment in Equillium.

The business operations of the combined company will be subject to various and changing federal, state, local and foreign laws and regulations that could result in costs or sanctions that adversely affect the business and results of operations of the combined company.

The combined company will operate in an increasingly complex regulatory environment. Businesses in the countries in combined company will operate are subject to local, legal and political environments and regulations including with respect to employment, tax, statutory supervision and reporting and trade restriction. These regulations and environments are also subject to change.

Adjusting business operations to changing environments and regulations may be costly and could potentially render the particular business operations uneconomical, which may adversely affect the profitability of the combined company or lead to a change in the business operations.

Notwithstanding the best efforts of the combined company, it may not be in compliance with all regulations in the countries in which it operates at all times and may be subject to sanctions, penalties or fines as a result. These sanctions, penalties or fines may materially and adversely impact the profitability of the combined.

Other Risks

The historical and unaudited pro forma condensed combined financial information that are being filed with these risk factors as exhibits to a Current Report on Form 8-K may not be representative of Equillium’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company.

Equillium and Metacrine will continue to operate as separate companies prior to the Merger. Equillium and Metacrine have no prior history as a combined company. The historical financial statements of Metacrine may be different from those that would have resulted had Metacrine been operated as part of Equillium. The pro forma condensed combined financial information that is being filed with these risk factors as exhibits to a Current Report on Form 8-K have been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the aggregate consideration to Metacrine assets and liabilities. The aggregate consideration allocation reflected in the pro forma condensed combined financial information that is being filed with these risk factors as exhibits to a Current Report on Form 8-K is preliminary, and the final allocation of the aggregate consideration will be based upon the actual aggregate consideration and the fair value of the assets and liabilities of Metacrine as of the date of the completion of the Merger. The unaudited pro forma condensed combined financial information does not (i) reflect future events that may occur after the Merger, including the incurrence of costs related to the planned integration of Metacrine, any future non-recurring charges resulting from the Merger, and (ii) consider potential effects of future market conditions on expense efficiencies, if any. The unaudited pro forma financial information presented that is being filed with these risk factors as exhibits to a Current Report on Form 8-K is based in part on certain assumptions regarding the Merger that Equillium believes are reasonable under the circumstances. Equillium cannot assure you that the assumptions will prove to be accurate over time.

Equillium and Metacrine may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Equillium’s and Metacrine’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Equillium’s and Metacrine’s respective business, financial position and results of operations.